Exhibit 5.1

SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP

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August 31, 2021

PLBY Group, Inc.

10960 Wilshire Blvd., Suite 2200

Los Angeles, California 90024

Re:	PLBY Group, Inc.
Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as special United States counsel to PLBY Group, Inc., a Delaware corporation (the “Company”), in connection with the registration statement on Form S-1 (the “Registration Statement”) to be filed on the date hereof by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933 (the “Securities Act”). The Registration Statement relates to the resale from time to time by BBRC International Pte Ltd as trustee for The BB Family International Trust, Rayra Pty Limited as trustee for The Mountainview Trust, Brandy Fox Pty Ltd as trustee for The Eloise Monaghan Family Trust, Coloskye Pty Limited as trustee for The Allofus Trust, Candy Blundy and S A Designer Parfums Limited (collectively, the “Selling Stockholders”) of up to an aggregate of 2,269,552 shares of common stock, par value $0.0001 per share, of the Company (the “Secondary Shares”). We have been advised that the Secondary Shares were issued pursuant to (i) the Share Purchase Agreement, dated as of June 28, 2021 (the “Share Purchase Agreement”), between the Company, PLBY Australia Pty Ltd, Honey Birdette (Aust) Pty Limited, Ray Itaoui and the Selling Stockholders and (ii) the Second Amendment to Trademark License Agreement, dated as of May 12, 2021 (the “Second Amendment to TLA”) between Products Licensing LLC, an indirect

PLBY Group, Inc.
August 31, 2021

subsidiary of the Company, and SA Designer Parfums Limited, and, solely for purposes of certain sections of the Second Amendment to TLA, the Company.

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

In rendering the opinions stated herein, we have examined and relied upon the following:

(a)the Registration Statement;

(b)an executed copy of the Share Purchase Agreement;

(c)an executed copy of the Second Amendment to TLA;

(d)an executed copy of a certificate of Chris Riley, Secretary of the Company, dated the date hereof (the “Secretary’s Certificate”);

(e)a copy of the Company’s Second Amended and Restated Certificate of Incorporation certified by the Secretary of State of the State of Delaware as of August 26, 2021, and certified pursuant to the Secretary’s Certificate (the “Second Amended Charter”);

(f)a copy of the Company’s bylaws, as amended and in effect as of the date of the authorization of the issuance of the Secondary Shares and certified pursuant to the Secretary’s Certificate (the “Bylaws”); and

(g)a copy of certain resolutions of the Board of Directors of the Company, adopted on May 3, 2021 and June 25, 2021 certified pursuant to the Secretary’s Certificate.

We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and the Selling Stockholders and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Company and the Selling Stockholders and others, and such other documents as we have deemed necessary or appropriate as a basis for the opinions stated below, including the facts and conclusions set forth in the Secretary’s Certificate.

In our examination, we have assumed the genuineness of all signatures, including electronic signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photocopied copies, and the authenticity of the originals of such copies. With respect to our opinion set forth below, we have assumed that (i) the Company received the consideration for the Secondary Shares set forth in the Share Purchase Agreement, the Second Amendment to TLA and the applicable board resolutions and (ii) the issuance of the Secondary Shares has been registered in the Company’s share registry. As to any facts relevant to the opinions stated herein that we did not independently establish or verify, we have relied upon statements and representations of officers

PLBY Group, Inc.
August 31, 2021

and other representatives of the Company and the Selling Stockholders and others and of public officials.

We do not express any opinion with respect to the laws of any jurisdiction other than the General Corporation Law of the State of Delaware (the “DGCL”).

Based upon the foregoing and subject to the qualifications and assumptions stated herein, we are of the opinion that the Secondary Shares have been duly authorized by all requisite corporate action on the part of the Company under the DGCL and have been validly issued and are fully paid and nonassessable.

In addition, in rendering the foregoing opinion we have assumed that the issuance of the Secondary Shares did not constitute a violation of, or a default under, any lease, indenture, agreement or other instrument to which the Company or its property is subject (except that we do not make this assumption with respect to the Second Amended Charter or the Bylaws or those agreements or instruments expressed to be governed by the laws of the State of New York which are listed in Part II of the Registration Statement).

We hereby consent to the reference to our firm under the heading “Legal Matters” in the prospectus forming part of the Registration Statement. We also hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the General Rules and Regulations of the Commission promulgated under the Securities Act.

Very truly yours,
/s/ Skadden, Arps, Slate, Meagher & Flom LLP